Exhibit 5.6

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, Oklahoma 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875

September 27, 2011

Sercel, Inc.

17200 Park Row

Houston, Texas 77084

Re:	U.S.$650,000,000 of 6.500% Senior Notes due

2021 of Compagnie Générale de Géophyisque – Veritas

Ladies and Gentlemen:

We have acted as special counsel in the State of Oklahoma for Sercel, Inc., an Oklahoma corporation (the “Oklahoma Guarantor”), in connection with the guarantee by the Oklahoma Guarantor of certain obligations of its parent company, Compagnie Générale de Géophysique – Veritas, a société anonyme incorporated under the laws of France and registered at the Paris Commercial Registry under Number B 969 202 241 (69B00224) (the “Issuer”), relating to the issuance by the Issuer of U.S.$650,000,000 principal amount of its 6.500% Senior Notes due 2021 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Issuer’s issued and outstanding 6.500% Senior Notes due 2021 (the “Old Notes”). The Old Notes are, and the Exchange Notes will be, governed by an indenture dated as of May 31, 2011 (the “Indenture”) among the Issuer, the Oklahoma Guarantor, the other guarantors named therein (such other guarantors, collectively with the Oklahoma Guarantor, being referred to herein as the “Guarantors”) and The Bank of New York Mellon, as trustee.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the executed Indenture;

(b)	the form of the Exchange Notes (including the form of endorsement thereon of the guarantee thereof by the Oklahoma Guarantor);

(c)

the registration statement on Form F-4 and Form S-4, filed by the Issuer and the Guarantors with the United States Securities and Exchange Commission (the “Commission”) on September 27, 2011 (such registration statement, as so filed,

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being hereinafter referred to herein as the “Registration Statement”), relating to the Exchange Offer, including the prospectus constituting a portion thereof;

(d)	the amended certificate of incorporation of the Oklahoma Guarantor, certified by the Secretary of State of the State of Oklahoma on May 27, 2011, and certified in the Officer’s Certificate (defined below) as being in effect at the time of the adoption of the Resolutions (as defined below) and at all subsequent times through and including the date hereof (the “Certificate of Incorporation”);

(e)	the bylaws of the Oklahoma Guarantor, certified in the Officer’s Certificate as being in effect at the time of the adoption of the Resolutions and at all subsequent times through and including the date hereof (the “Bylaws”);

(f)	copies of certain resolutions of the board of directors of the Oklahoma Guarantor adopted on May 19, 2011, certified by the President of the Oklahoma Guarantor as being in effect since the date of their adoption and at all subsequent times through and including the date hereof (the “Resolutions”);

(g)	an Officer’s Certificate dated September 27, 2011 of the President of the Oklahoma Guarantor as to the Certificate of Incorporation, Bylaws, the Resolutions, the incumbency of certain officers and directors of the Oklahoma Guarantor and certain other matters (the “Officer’s Certificate”); and

(h)	a certificate of the Secretary of State of the State of Oklahoma dated as of September 27, 2011, as to the corporate existence and good standing of the Oklahoma Guarantor (the “Good Standing Certificate”).

The documents listed as items (a) – (c) above are collectively referred to herein as the “Transaction Documents.” The documents listed as items (d) – (h) above are collectively referred to herein as the “Authority Documents.”

We have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the Officer’s Certificate and certificates and other statements or information of or from public officials and officers and representatives of the Oklahoma Guarantor.

We have also assumed: (i) the due execution and delivery of the Indenture and the Exchange Notes by the parties thereto, including by the Oklahoma Guarantor, to the extent such execution and delivery are questions of laws of jurisdictions other than the State of Oklahoma; (ii) to the extent the Transaction Documents purport to be governed by the laws of a jurisdiction other than the State of Oklahoma, the Transaction Documents constitute valid, legal and binding obligations of the parties thereto, enforceable in accordance with their terms under the laws of such other

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jurisdiction; (iii) the Oklahoma Guarantor is not specifically subject to any governmental programs or any judicial or governmental actions, proceedings, liens, judgments, orders, injunctions, decrees or arbitration awards (as opposed to laws of general application of the State of Oklahoma); and (iv) the truthfulness and accuracy of the factual representations contained in the Transaction Documents and the Authority Documents.

Based solely upon our examination of the Transaction Documents and the Authority Documents, and subject to the assumptions and qualifications herein expressed, we are of the opinion that:

1. The Oklahoma Guarantor is a corporation validly existing and in good standing under the Oklahoma General Corporation Act, as amended.

2. The Oklahoma Guarantor has the requisite corporate power and authority to enter into the Indenture (which includes a guarantee by the Oklahoma Guarantor of the Exchange Notes) under the applicable laws of the State of Oklahoma.

3. The Indenture has been duly authorized, executed and delivered by the Oklahoma Guarantor under the applicable laws of the State of Oklahoma.

Our opinions expressed herein are subject to the following qualifications:

(a) We are members of the bar of the State of Oklahoma, and we express no opinion with regard to any matter that may be governed by the law of any jurisdiction other than the State of Oklahoma. In rendering the foregoing opinions, our examination of matters of law has been limited to the applicable laws of the State of Oklahoma as in effect on the date hereof. Without limiting the generality of and subject to the foregoing, in rendering the opinions herein we have considered only those laws, statutes, rules and regulations that, in our experience, are customarily applicable to transactions of the character contemplated by the Transaction Documents. Further, as used herein, “applicable laws” does not include and we express no opinion with respect to any: (a) municipal or other local law, rule or regulation, and any other law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction codes or guidelines, (iii) labor, employee rights and benefits, or occupational safety and health, or (iv) utility regulation; (b) antitrust laws and other laws regulating competition; (c) antifraud laws; (d) tax laws, rules or regulations; (e) securities or blue sky laws, rules or regulations; (f) intellectual property laws; (g) usury laws; and (h) any law, rule or regulation that may be applicable to any party by virtue of the particular nature of the business conducted by it or any goods or services produced by it or property owned or leased by it.

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(b) Except as specifically noted in this opinion letter, we have not (i) made any independent review or special investigation concerning any agreements, instruments, encumbrances, orders, judgments, or decrees by which the Oklahoma Guarantor may be specifically bound, or (except with respect to the general application of the laws of the State of Oklahoma) any laws, rules or other regulations by which the Oklahoma Guarantor may be bound; (ii) made any independent investigation as to the existence of any litigation, tax claims, actions, suits, investigations or disputes, if any, pending or threatened against the Oklahoma Guarantor; or (iii) made any other independent investigation of factual matters.

(c) The opinion set forth in paragraph 1 above is based solely upon our review of the Good Standing Certificate.

(d) No member of this firm was involved in any aspect of the closing of the Exchange Offer, other than the presentation and delivery of this opinion letter. Accordingly, our opinion in paragraph 3 regarding execution and delivery of the Indenture by the Oklahoma Guarantor is based solely upon (i) the applicable laws of the State of Oklahoma, (ii) our review of copies of the executed Indenture and (iii) communications from Linklaters LLP, primary counsel to the Oklahoma Guarantor, providing assurances that the aforementioned documents have been delivered in conjunction with the closing.

This opinion letter is rendered as of the date first set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in any law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours very truly,

/s/    Gable Gotwals

Gable Gotwals